Exhibit (e)(1)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of October 1, 2016 by and between Third Avenue Trust, a Delaware statutory trust, with its principal office and place of business at 622 3rd Avenue, 32nd Floor, New York, New York 10017 (the “Client”) and Foreside Fund Services, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Suite 100, Portland, ME 04101 (the “Distributor” and, together with the Client, the “Parties” and each a “Party”).

WHEREAS, the Client is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Client desires to retain the Distributor as principal underwriter in connection with the offering of the Shares of each series listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively the ‘‘Funds”);

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FJNRN”);

WHEREAS, this Agreement has been approved by a vote of the Client’s board of trustees (the “Board”) and its disinterested trustees in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Client on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1. APPOINTMENT OF DISTRIBUTOR

The Client hereby appoints the Distributor as its principal underwriter and exclusive distributor for the sale and distribution of Shares of the Funds, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement.

SECTION 2. SERVICES AND DUTIES OF THE DISTRIBUTOR

A.         The Distributor agrees to act as agent of the Client for distribution of the Shares of the Funds, upon the terms and at the current offering price described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean each current prospectus, including the statement of additional information, as amended or supplemented, relating to any of the Funds and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Client under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act.

B.          All orders for Shares shall be made through financial intermediaries or directly to the applicable Fund or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Client or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.

C.          The Distributor shall maintain membership with the National Securities Clearing Corporation and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through Fund/SERV. The Distributor shall not be responsible for any operational matters associated with Fund/SERV or Networking transactions.

D.          The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any sales literature and advertising materials specifically approved by the Client.

E.          The Distributor agrees to review all proposed sales literature and advertising materials for compliance with applicable laws and regulations, and shall file with appropriate regulators those sales literature and advertising materials it believes are in compliance with such laws and regulations. The Distributor agrees to furnish to the Client any comments provided by regulators with respect to such materials.

F.           The Client agrees to redeem or repurchase Shares tendered by shareholders of the Funds in accordance with the Client’s obligations in the Prospectus and the Registration Statement. The Client reserves the right to suspend such repurchase right upon written notice to the Distributor.

G.          The Distributor may, in its discretion, and shall, at the request of the Client, enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select, in order that such broker-dealers and other intermediaries also may sell Shares of the Funds. The form of any dealer agreement shall be approved by the Client The Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties unless (i) the Distributor has received an authorized payment from the applicable Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”) and (ii) such Plan has been approved by the Client’s Board.

H.          During the continuous public offering of Shares of the Funds, the Distributor shall devote its best efforts to distribute, and to effect sales of Shares of the Funds but shall not be obligated to sell any certain number of Shares.

I.            The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including, no less frequently than quarterly, reports regarding the use of 12b-1 payments received by the Distributor, if any.

J.            The Distributor shall monitor amounts paid under Rule 12b-1 to ensure compliance with FINRA Rule 2341.

K.          The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Client, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

L.           The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

M.         Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered unless such registration is required to provide the services contemplated under this Agreement; provided that the Distributor shall at all times be registered as a broker-dealer with the SEC under the 1934 Act and a member in good standing of FINRA.

SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CLIENT

A.          The Client hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

(ii)
this Agreement has been duly authorized, executed and delivered by the Client and, when executed and delivered, will constitute a valid and legally binding obligation of the Client, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(v)	the Registration Statement and Prospectus included therein have been prepared in material conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(vi)
the Registration Statement and Prospectus and any sales literature and advertising materials prepared by the Client or its agent do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading at the time indicated or the effective date as the case may be and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects at the time provided; and

(vii)
the Client owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Client’s business and for the offer, issuance, distribution and sale of the Fund Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not knowingly breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

B.           The Client shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Client authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.           The Client agrees to advise the Distributor (to the extent permitted under applicable law) promptly in writing:

(i)
of any material correspondence or other communication by the United States Securities and Exchange Commission (“SEC”) or its staff relating to the Funds, including requests by the SEC for amendments to the Registration Statement or Prospectus (not including routine comments to post-effective amendments to the Registration Statement);

(ii)	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)
of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)
of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus which may from time to time be filed with the SEC (not including routine comments to post-effective amendments to the Registration Statement);

(v)
in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(vi)
of the commencement of any litigation or proceedings against the Client, or any of its officers or trustees that the Client knows of, or reasonably should know of, in connection with the issue and sale of any of the Shares.

D.          The Client shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

E.          The Client agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F.          The Client shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares. In addition, the Client shall keep the Distributor fully informed of its affairs in connection with the distribution of the Shares and shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Client by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may reasonably request. The Client shall forward a copy of, or provide notice of the filing of, any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings or provide notice of such filing within that period. The Client represents that it will not use or authorize the use of any sales literature and advertising material unless and until such materials have been approved and authorized for use by the Distributor.

G.          The Client shall use its best efforts to provide, and cause each other agent or service provider to the Client, including the Client’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

H.          The Client shall not file any amendment to the Registration Statement or Prospectus that materially amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

I.           The Client has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Client (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Client and the owners of the Shares.

SECTION 4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE DISTRIBUTOR

A.          The Distributor hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)
it is duly organized and existing in good standing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)
this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)
it is registered with the SEC as a broker-dealer under the 1934 Act and is a member in good standing of FINRA and is registered pursuant to the blue sky laws of all states and territories of the United States to the extent necessary to permit it to offer Shares in such states and territories.

B.           In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

C.         The Distributor shall promptly notify the Client of the commencement of (i) any litigation or proceedings against the Distributor or any of its managers, officers or directors that the Distributor knows of, or reasonably should know of, in connection with the issue and sale of any of the Shares (ii) to the extent permitted by applicable law or regulatory agency, any regulatory actions or investigations instituted by the SEC, FINRA or any state in connection with the issue and sales of any of the Shares.

D.          The Distributor agrees that it will not use or authorize the use of any sales literature or advertising material relating to a Fund unless such material has been provided by the Client on behalf of that Fund or the Adviser to the Distributor.

E.           The Distributor hereby agrees to, subsequent to the date hereof, promptly notify the Client of any material adverse change in the Distributor’s regulatory status that would prevent or materially impair the Distributor from carrying out its services and obligations under this Agreement.

F.            The Distributor agrees that any records that it maintains under the 1940 Act for the Client shall at all times remain the property of the Client, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on reasonable written request, provided that Distributor shall maintain copies of any such records as required pursuant to applicable SEC and FINRA regulations. The Distributor further agrees that all records that it maintains for the Client will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act, unless any such records are earlier surrendered as provided above.

G.          The Distributor agrees to reasonably cooperate with the Client to ensure that Distributor’s compliance program is reasonably designed to prevent violations of the ‘‘federal securities laws,” as that term is defined in Rule 38a-1(e)(1) as the Distributor’s compliance program relates to the Fund.

SECTION 5. COMPENSATION

A.          In consideration of the Distributor’s services in connection with the distribution of Shares of each Fund and Class thereof, the Distributor shall receive the compensation set forth in Exhibit B.

B.          Except as specified in Section 5A, the Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from Third Avenue Management, LLC (the “Adviser”) or an affiliate of the Adviser related to its services hereunder or for additional services all as may be agreed to between the Adviser and the Distributor.

SECTION 6. EXPENSES

A.         The Client, or the Adviser or its affiliate, shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders of its Funds, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related sales and advertising literature, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Funds; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Client pursuant to Section 3(D) hereof.

B.         The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

SECTION 7. INDEMNIFICATION

A.         The Client shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as distributor of the Funds pursuant to this Agreement; (ii) the Client’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Client’s failure to comply with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Funds are sold, provided, however, that the Client’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such sales literature and advertising materials in reliance upon and in conformity with information relating to the Distributor and furnished to the Client or its counsel by the Distributor in writing and acknowledging the purpose of its use. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Client or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Client’s agreement to indemnify the Distributor Indemnitees with respect to any action is expressly conditioned upon the Client being notified of such action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Distributor Indemnitee, unless the failure to give notice does not prejudice the Client. Such notification shall be given by letter addressed to the Client’s President, but the failure to so notify the Client of any such action shall not relieve the Client from any liability which the Client may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Client’s indemnity agreement contained in this Section 7(A).

B.          The Client shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Client elects to assume the defense, such defense shall be conducted by counsel chosen by the Client and approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Client elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Client does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Client or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Client and the Distributor Indemnitee(s), the Client will reimburse the Distributor lndemnitee(s) in such suit, for the fees and expenses of any counsel retained by Distributor and them. The Client’s indemnification agreement contained in Sections 7(A) and 7(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of each Distributor Indemnitee.

C.          The Distributor shall indemnify, defend and hold the Client, its affiliates, and each of their respective trustees, directors, officers, employees, representatives, and any person who controls or previously controlled the Client within the meaning of Section 15 of the 1933 Act (collectively, the “Client Indemnitees”), free and harmless from and against any and all Losses that any Client Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, sales literature and advertising materials or other information filed or made public by the Client (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Client by the Distributor in writing. In no event shall anything contained herein be so construed as to protect the Client against any liability to the Distributor to which the Client would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Distributor’s agreement to indemnify the Client Indemnitees is expressly conditioned upon the Distributor’s being notified of any action or claim of loss brought against a Client Indemnitee, such notification to be given by letter addressed to the Distributor’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Client Indemnitee, unless the failure to give notice does not prejudice the Distributor. The failure to so notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 7(C).

D.          The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Client Indemnitee, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Client Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Client does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Client Indemnitee(s), the Distributor will reimburse the Client lndemnitee(s) in such suit, for the fees and expenses of any counsel retained by the Client and them. The Distributor’s indemnification agreement contained in Sections 7(C) and (D) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Client Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement. This Agreement of indemnity will inure exclusively to the Client’s benefit, to the benefit of each Client Indemnitee.

E.          No person shall be obligated to provide indemnification under this Section 6 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

F.           A party shall not be liable for any settlement of any such suit entered into by the other party without its prior written consent.

SECTION 8. DEALER AGREEMENT INDEMNIFICATION

A.          Distributor acknowledges and agrees that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the Standard Dealer Agreement.

B.          To the extent that Distributor is requested or required by the Client to enter into any Non-Standard Dealer Agreement, the Client shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Client or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement .

SECTION 9. LIMITATIONS ON DAMAGES

Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party.

SECTION 10. FORCE MAJEURE.

Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the Party seeking to apply this force majeure clause.

SECTION 11. DURATION AND TERMINATION

A.          This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof. Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Client’s Board, including the vote of a majority of the members of the Board who are not “interested persons,” as that term is defined in the 1940 Act, of the Client and have no direct or indirect financial interest in the operation of this Agreement or (ii) the vote of a majority of the outstanding voting securities of a Fund, in accordance with Section 15 of the 1940 Act.

B.          Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties. Further, this Agreement may be terminated upon no less than 60 days’ written notice, by either the Client through a vote of a majority of the members of the Board who are not “interested persons,” as that term is defined in the 1940 Act, of the Client and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of a Fund, or by the Distributor.

C.          Notwithstanding the foregoing, Client may terminate this Agreement at any time: (i) if the Distributor materially breaches any section of this Agreement, provided that such breach was caused by or was a result of willful misfeasance, willful default, willful misconduct, bad faith, or fraud on the Distributor’s part or the part of its agents or employees, in the performance of, or from reckless disregard by the Distributor or its agents or employees of, its duties and obligations specifically set forth in this Agreement; (ii) if the Distributor ceases to be registered as a broker-dealer with the SEC under the 1934 Act or to be a member in good standing of FINRA; or (iii) if an involuntary proceeding has been commenced or an involuntary petition has been filed seeking (a) liquidation or other relief in respect of the Distributor or its debts, or of a majority of its assets, under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Distributor or for the majority of its assets, or an order or decree approving or ordering any of the foregoing shall be entered, or if the Distributor (a) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consents to the institution of, or fails to contest any proceeding or petition described in clause (i), (c) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Distributor or for a substantial part of its assets, (d) makes a general assignment for the benefit of creditors of a majority of its assets or (f) takes any action for the purpose of effecting any of the foregoing.

D.          This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act).

SECTION 12. ANTI-MONEY LAUNDERING COMPLIANCE

A.        Each of Distributor and Client acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B.         The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker- dealer or other financial intermediary that is authorized to effect transactions in Shares of the Funds.

C.         Each of Distributor and Client agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Client, the Client’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder. It is expressly understood and agreed that the Client and the Client’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

SECTION 13. PRIVACY

In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Client or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

The Client represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide to the Distributor a copy of that statement annually. The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

SECTION 14. CONFIDENTIALITY.

During the term of this Agreement, the Distributor and the Client may have access to confidential information relating to such matters as either Party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Client which is of value to such Party and the disclosure of which could result in a competitive or other disadvantage to either Party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement Confidential Information does not include: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the disclosing Party; (ii) information that is disclosed to the receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving Party; or (iv) information that is independently developed by the receiving Party or its employees or affiliates without reference to the disclosing Party’s information.

Each Party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other Party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a Party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any agency (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other Party; provided that in the event of (i) or (ii) the disclosing Party shall give the other Party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other Party (at such other Party’s expense) in any efforts to prevent such disclosure.

SECTION 15. NOTICES

Any notice required or permitted to be given by any Party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other Party’s address as set forth below:

(i) To Distributor:	(ii) To Client:
Foreside Fund Services, LLC Attn: Legal Department Three Canal Plaza Suite 100 Portland, ME 04101 Fax: (207) 553-7151	Third Avenue Trust Attn: General Counsel 622 3rd Avenue, 32nd Floor New York, New York 10017 Phone: 212-888-5222 Fax: 212-320-0589

SECTION 16. MODIFICATIONS

The terms of this Agreement shall not be waived, altered,’ modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Client. If required under the 1940 Act, any such amendment must be approved by the Client’s Board, including a majority of the Client’s Board who are not “interested persons,” as such term is defined in the 1940 Act, of any Party, by vote cast in person at a meeting for the purpose of voting on such amendment.

SECTION17. GOVERNINGLAW

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

SECTION 18. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

SECTION 19. SURVIVAL

The provisions of Sections 5, 6, 7, 8, 13 and 14 of this Agreement shall survive any termination of this Agreement.

SECTION 20. MISCELLANEOUS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

SECTION 21. COUNTERPARTS

This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

FORESIDE FUND SERVICES, LLC		THIRD AVENUE TRUST

By:	/s/ Mark Fairbanks	By:	/s/ W. James Hall
Mark Fairbanks, Vice President		Name:	W. James Hall
		Title:	President

EXHIBIT A

Fund Names

Third Avenue Value Fund
Third Avenue International Value Fund
Third Avenue Small-Cap Value Fund
Third Avenue Real Estate Value Fund

A-1

EXHIBITB

Compensation

The Investor Class of each Fund shall make “Payments,” as that term is defined in the Fund’s distribution and service plan adopted by the Fund pursuant to Rule I2b-1 under the 1940 Act and as such 12b-1 Plan may be in effect from time to time (“12b-1 Plan”); provided, however, that no Payments shall be due or paid to the Distributor hereunder with respect to the Investor Class of Shares unless and until this Agreement shall have been approved for such class by a majority of the Board of Trustees of the Client and by a majority of the ‘‘Disinterested Trustees,” as such term is defined in the 12b-1 Plan, by vote cast in person at a meeting called for the purpose of voting on this Agreement. The Client, with respect to the Investor Class of a Fund, reserves the right to terminate the 12b-1 Plan at any time, as specified in the 12b-1 Plan.

With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Client and the Distributor shall agree at the time such Class of Shares is established.

B-1

Distribution Agreement

THIS DISTRIBUTION AGREEMENT (“Agreement”) is by and between Foreside Fund Services, LLC (the “Distributor’’) and Third Avenue Trust (“Fund Company”),

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor are being sold to LM Foreside Holdings LLC (the “Transaction’’).

Effective as of the closing of the Transaction, the Fund Company, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of October 1, 2016 (the “Existing Agreement”). This Agreement shall serve as the successor to the Existing Agreement, under the Investment Company Act of 1940, as amended (“1940 Act”).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the closing date of the Transaction.

FORESIDE FUND SERVICES, LLC		THIRD AVENUE TRUST

By:	/s/ Richard J. Berthy	By:	/s/ W. James Hall
	Richard J. Berthy, President	Name:	W. James Hall
		Title:	President